                                                                    EXHIBIT 12

                                FIRSTENERGY CORP.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                Year Ended December 31,
                                                              ----------------------------------------------------------
                                                                                                                             Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                                                                           June 30,
                                                                 1998        1999        2000        2001        2002        2003
                                                              ----------  ----------  ----------  ----------  ----------  ----------
                                                                                    (Dollars in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items, discontinued
    operations and cumulative effect of accounting
    changes................................................   $  441,396  $  568,299  $  598,970  $  654,946  $  640,280    $118,962
  Interest and other charges, before reduction for
    amounts capitalized....................................      608,618     585,648     556,194     591,192     985,919     428,722
  Provision for income taxes...............................      321,699     394,827     376,802     474,457     528,694     111,422
  Interest element of rentals charged to income (a)........      283,869     279,519     271,471     258,561     246,416     121,678
                                                              ----------  ----------  ----------  ----------  ----------    --------
    Earnings as defined....................................   $1,655,582  $1,828,293  $1,803,437  $1,979,156  $2,401,309    $780,784
                                                              ==========  ==========  ==========  ==========  ==========    ========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest expense.........................................   $  542,819  $  509,169  $  493,473  $  519,131  $  910,272    $400,320
  Subsidiaries' preferred stock dividend requirements......       65,299      76,479      62,721      72,061      75,947      28,402
  Adjustments to subsidiaries' preferred stock dividends
    to state on a pre-income tax basis.....................       43,370      44,829      32,098      43,931      26,957       6,326
  Interest element of rentals charged to income (a)........      283,869     279,519     271,471     258,561     246,416     121,678
                                                              ----------  ----------  ----------  ----------  ----------    --------
  Fixed charges as defined.................................   $  935,357  $  909,996  $  859,763  $  893,684  $1,259,592    $556,726
                                                              ==========  ==========  ==========  ==========  ==========    ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
  CHARGES (b)..............................................         1.77        2.01        2.10        2.21        1.91        1.40
                                                                    ====        ====        ====        ====        ====        ====

_____________________

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $3,828,000 for the year ended December 31, 1998. The guarantee and related coal supply contract debt expired December 31, 1999.